Exhibit 99.2

For Immediate Release

NEWS

Contact:	John Haudrich (investors), 314-746-1266
Tom Lange (media), 314-746-1236
www.smurfit-stone.com

SMURFIT-STONE CONTAINER CORPORATION
APPOINTS STEVEN J. KLINGER
PRESIDENT AND CHIEF OPERATING OFFICER

CHICAGO, May 11, 2006 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) announced today that Steven J. Klinger has been appointed president and chief operating officer, effective immediately. Klinger, 47 years old, has spent his entire career in the paperboard packaging industry, and is a 23-year veteran of Georgia Pacific Corporation, most recently serving as executive vice president, packaging, responsible for the containerboard, packaging, pulp and kraft business units. He replaces John M. Riconosciuto, who resigned May 10 as chief operating officer to lead the consumer packaging businesses being sold by Smurfit-Stone to Texas Pacific Group.

“We are extremely excited to welcome Steve Klinger to our management team,” said Smurfit-Stone Chairman and Chief Executive Officer Patrick J. Moore. “We believe that his leadership skills and experience will allow us to build upon the initial progress we have made and accelerate our strategic initiative efforts.”

“I am proud to be joining Smurfit-Stone,” Klinger said. “I look forward to the opportunity to work with my fellow Smurfit-Stone employees as we build upon our position as the safest packaging company, and strive to become the most profitable business in our industry.”

Last November, Smurfit-Stone announced its strategic initiatives that primarily focused on establishing a low-cost operating system to improve the company’s competitive position in the marketplace, driving above-market revenue growth, creating an organizational structure to support those initiatives, and improving Smurfit-Stone’s financial flexibility.

“Our announcement regarding the sale of our consumer packaging segment, combined with changes in our organizational structure since November, means we can more fully focus on achieving our strategic initiative targets,” Moore said. “We believe Steve is the ideal choice to lead our operations and execute our strategy.”

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Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is one of the world’s largest collectors and marketers of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 240 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 33,500 people.

BIO

STEVEN J. KLINGER
PRESIDENT AND CHIEF OPERATING OFFICER

Steven J. Klinger was appointed Smurfit-Stone’s president and chief operating officer May 11, 2006. Klinger has spent his entire professional career in the paperboard and packaging industry. Prior to joining Smurfit-Stone, Klinger spent 23 years working at Georgia Pacific Corporation, most recently as executive vice president, packaging, responsible for the containerboard, packaging, pulp and kraft business units.

At Georgia Pacific, he held numerous management roles of increasing responsibility, including executive vice president and president — packaging from 2003-05; president — packaging & containerboard sales/logistics from 2002-03; president — packaging from 2001-02; and vice president — packaging operations from 2000-01.

Klinger, 47, served as chairman of the Fibre Box Association. He is a board member of the International Corrugated Case Association, Atlanta Academy, the Corr Alliance, and Georgia State University Board of Advisors.

He is a graduate of Georgia State, where he earned his B.B.A. in accounting.

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